Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Airbag Autocallable Yield Optimization Notes linked to the common stock of The Manitowoc Company, Inc. due May 29, 2015	$2,015,000.00	$259.53
Airbag Autocallable Yield Optimization Notes linked to the common stock of SunEdison, Inc. due May 29, 2015	$7,684,000.00	$989.70
Airbag Autocallable Yield Optimization Notes linked to the common stock of Western Refining, Inc. due May 29, 2015	$4,438,000.00	$571.61

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated October 9, 2012)

UBS AG Airbag Autocallable Yield Optimization Notes

UBS AG $2,015,000 Notes Linked to common stock of The Manitowoc Company, Inc. due May 29, 2015

UBS AG $7,684,000 Notes Linked to common stock of SunEdison, Inc. due May 29, 2015

UBS AG $4,438,000 Notes Linked to common stock of Western Refining, Inc. due May 29, 2015

Investment Description

UBS AG Airbag Autocallable Yield Optimization Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the common stock of a specific company (the “underlying stock”). The issue price of each Note will be $1,000. On a monthly basis, UBS will pay you a coupon regardless of the performance of the underlying stock unless the Notes are previously called. If the underlying stock closes at or above the initial price on any quarterly observation date, UBS will automatically call the Notes and pay you an amount equal to the principal amount per Note plus the corresponding coupon and no further amounts will be paid on the Notes. If by maturity the Notes have not been called, UBS will either pay you the principal amount per Note or, if the closing price of the underlying stock on the final valuation date is below the specified conversion price, UBS will deliver to you a number of shares of the underlying stock per Note equal to (i) the principal amount per Note divided by (ii) the specified conversion price of the underlying stock (the “share delivery amount”) for each of your Notes (subject to adjustments in the case of certain corporate events described in the accompanying Airbag Autocallable Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments”). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Income: Regardless of the performance of the underlying stock, UBS will pay you a monthly coupon unless the Notes were previously called. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes.

❑

Automatic Call: The Notes will be called automatically if the price of the underlying stock closes at or above the initial price on any observation date, including the final valuation date. If the Notes are called, your return will be equal to your principal amount plus the applicable coupon for that date and no further amounts will be owed to you.

❑

Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and the price of the underlying stock does not close below the conversion price on the final valuation date, UBS will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the underlying stock. If the Notes are not previously called and the price of the underlying stock closes below the conversion price on the final valuation date, UBS will deliver to you at maturity a number of shares of the underlying stock equal to the share delivery amount for each of your Notes, which is expected to be worth less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	May 28, 2014
Settlement Date*	May 30, 2014
Observation Dates**	Quarterly (see page 1)
Final Valuation Date**	May 26, 2015
Maturity Date**	May 29, 2015

*	We expect to deliver each offering of the Notes against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.

**	Subject to postponement in the event of a market disruption event, as described in the Airbag Autocallable Yield Optimization Notes product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity, and the Notes can have the full downside market risk of the underlying stock. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under ‘‘Risk Factors’’ beginning on page PS-15 of the Airbag Autocallable Yield Optimization Notes Product Supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offerings

These terms relate to the three separate Notes we are offering. The Notes are linked to the common stock of a different company and each of the three Notes has a different coupon rate, initial price, conversion price and share delivery amount. Coupons will be paid monthly in arrears in 12 equal installments, unless previously called. The performance of each Note will not depend on the performance of any other Note.

Underlying Stock	Stock Ticker	Coupon Rate	Total Coupon Payable*	Initial Price	Conversion Price	Share Delivery Amount**	CUSIP	ISIN
Common stock of The Manitowoc Company, Inc.	MTW	8.30% per annum	8.30%	$27.39	$23.28, which is 85.00% of Initial Price	42.9553 shares per Note	90272X562	US90272X5620
Common stock of SunEdison, Inc.	SUNE	10.70% per annum	10.70%	$19.47	$12.66, which is 65.00% of Initial Price	78.9889 shares per Note	90272X570	US90272X5703
Common stock of Western Refining, Inc.	WNR	7.50% per annum	7.50%	$41.30	$33.87, which is 82.00% of Initial Price	29.5247 shares per Note	90272X588	US90272X5885
*	The actual total coupon paid will be based on the duration of the Notes.
**	Equal to $1,000 divided by the conversion price. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final price of the underlying stock. The share delivery amount and conversion price are subject to adjustments in the case of certain corporate events described in the Airbag Autocallable Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments.”

The estimated initial value of the Notes as of the trade date is (i) $978.10 for Notes linked to the common stock of The Manitowoc Company, Inc., (ii) $975.80 for Notes linked to the common stock of SunEdison, Inc. and (iii) $979.50 for Notes linked to the common stock of Western Refining, Inc. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this pricing supplement.

See “Additional Information about UBS and the Notes” on page ii. The Notes we are offering will have the terms set forth in the Airbag Autocallable Yield Optimization Notes product supplement relating to the Notes, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the Airbag Autocallable Yield Optimization Notes product supplement or accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Common stock of The Manitowoc Company, Inc.	$2,015,000.00	$1,000.00	$30,225.00	$15.00	$1,984,775.00	$985.00
Common stock of SunEdison, Inc.	$7,684,000.00	$1,000.00	$115,260.00	$15.00	$7,568,740.00	$985.00
Common stock of Western Refining, Inc.	$4,438,000.00	$1,000.00	$66,570.00	$15.00	$4,371,430.00	$985.00

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated May 28, 2014

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for these offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Airbag Autocallable Yield Optimization Notes product supplement dated October 9, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512418233/d422148d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Airbag Autocallable Yield Optimization Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “Airbag Autocallable Yield Optimization Notes product supplement” mean the UBS product supplement, dated October 9, 2012, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 3 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Final Terms for Each Offering of the Notes

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note	$1,000
Term	Approximately 12 months, unless called earlier.
Underlying Stock	The common stock of a specific company, as specified on the cover of this pricing supplement.
Call Feature	The Notes will be called automatically if the closing price of the underlying stock on any observation date is equal to or greater than the initial price. If the Notes are called, UBS will pay you on the applicable call settlement date a cash payment per Note equal to the principal amount plus the coupon for the applicable coupon payment date and no further payments will be made.
Call Settlement Dates	Two business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.
Observation Dates	August 27, 2014, November 25, 2014, February 25, 2015 and May 26, 2015.
Coupon Payments	Coupon paid in arrears in 12 equal installments based on the coupon rate, regardless of the performance of the underlying stock, unless the Notes have been previously called. The coupon rate is (i) 8.30% per annum for Notes linked to the common stock of The Manitowoc Company, Inc., (ii) 10.70% per annum for Notes linked to the common stock of SunEdison, Inc. and (iii) 7.50% per annum for Notes linked to the common stock of Western Refining, Inc.
Total Coupon Payable	The total coupon payable is (i) 8.30% for Notes linked to the common stock of The Manitowoc Company, Inc., (ii) 10.70% for Notes linked to the common stock of SunEdison, Inc. and (iii) 7.50% for Notes linked to the common stock of Western Refining, Inc. The actual total coupon paid will be based on the duration of the Notes.
1st Installment through 12th Installment (unless called earlier)	For Notes linked to the common stock of The Manitowoc Company, Inc.: $6.9167. For Notes linked to the common stock of SunEdison, Inc.: $8.9167. For Notes linked to the common stock of Western Refining, Inc.: $6.2500.
Conversion Price	A percentage of the initial price, as specified on the cover of this pricing supplement, subject to adjustment in the case of certain corporate events, as described in the Airbag Autocallable Yield Optimization Notes product supplement.
Share Delivery Amount(1) (per Note)	A number of shares of the underlying stock equal to (i) the principal amount divided by (ii) the conversion price of the underlying stock, as specified on the cover of this pricing supplement. The share delivery amount is subject to adjustments in the case of certain corporate events, as described in the Airbag Autocallable Yield Optimization Notes product supplement.
Payment at Maturity (per Note)

If the Notes have not been called and the final price of the underlying stock is not below the conversion price, at maturity we will pay you an amount in cash equal to your principal amount.

If the Notes have not been called and final price of the underlying stock is below the conversion price, at maturity we will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) for each Note you own.(1)

The value of the share delivery amount is expected to be worth less than the principal amount and may be worthless.

Closing Price	On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying stock during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price	The closing price of the underlying stock on the trade date, as specified on the cover of this pricing supplement, as determined by the calculation agent.
Final Price	The closing price of the underlying stock on the final valuation date.

Investment Timeline

Trade date:	The closing price of the underlying stock is observed, the conversion price is determined and the share delivery amount is calculated. The coupon rate is set.

Monthly (including at maturity if not previously called):	UBS pays the applicable coupon.

Quarterly (including the final valuation date):

The Notes will be called if the closing price of the underlying stock on any observation date is equal to or greater than the initial price.

If the Notes are called, UBS will pay an amount on the applicable call settlement date equal to the principal amount plus the applicable coupon.

Maturity date:

The final price is observed on the final valuation date.

If the Notes have not been called and the final price of the underlying stock is not below the conversion price, UBS will pay you an amount in cash equal to your principal amount.

If the Notes have not been called and the final price of the underlying stock is below the conversion price, UBS will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) for each Note you own (subject to adjustments in the case of certain corporate events, as described in the Airbag Autocallable Yield Optimization Notes product supplement).(1)

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. You may receive shares at maturity that are worth less than your principal amount or may have no value at all. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

(1)

If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final price of the underlying stock.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying stock.

♦	You believe the underlying stock will close at or above the initial price on one of the specified observation dates.

♦

You believe the final price of the underlying stock is not likely to be below the conversion price and, if it is, you can tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

♦	You understand and accept that you will not participate in any appreciation in the price of the underlying stock and that any positive return is limited to the coupons paid on the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦	You are willing to invest in the Notes based on the applicable coupon rate specified on the cover of this pricing supplement.

♦	You are willing and able to hold Notes that may be called early, and otherwise you are willing to hold the Notes to maturity, and accept that there may be little or no secondary market for the Notes.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the full downside market risk of an investment in the underlying stock.

♦	You believe the final price of the underlying stock is likely to be below the conversion price, which could result in a total loss of your initial investment.

♦	You cannot tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

♦	You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦	You are unwilling to invest in the Notes based on the applicable coupon rate specified on the cover of this pricing supplement.

♦	You are unable or unwilling to hold Notes that may be called early, and you are unwilling to hold the Notes to maturity, and seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 3 of this pricing supplement for risks related to an investment in the Notes.

Coupon Payment Dates

Coupons will be paid in arrears in 12 equal installments on the coupon payment dates listed below (unless earlier called):

♦ June 30, 2014 ♦ July 31, 2014 ♦ August 29, 2014* ♦ September 30, 2014 ♦ October 31, 2014 ♦ November 28, 2014*	♦ December 31, 2014 ♦ January 30, 2015 ♦ February 27, 2015* ♦ March 31, 2015 ♦ April 30, 2015 ♦ May 29, 2015*

*	Corresponding call settlement dates for the applicable quarterly observation dates

Any payment required to be made on any coupon payment date that is not a business day will be made on the next succeeding business day, unless that day falls in the next calendar month, in which case it will be made on the first preceding business day, with the same effect as if paid on the original due date. The record date for coupon payments will be three business days preceding the coupon payment date except that the record date that corresponds to the coupon payable on the maturity date will be the final valuation date.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the Airbag Autocallable Yield Optimization Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not called, UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying stock is greater than or equal to the conversion price and only at maturity. If the Notes are not called and the final price of the underlying stock is below the conversion price, UBS will deliver to you a number of shares of the underlying stock equal to the share delivery amount at maturity for each Note that you own instead of the principal amount in cash. As a result, if the final price is below the conversion price, the value of the share delivery amount will decline by a proportionately higher percentage for each additional percentage the underlying stock declines below the conversion price. For example, if the conversion price is 80% of the initial price, the final price is less than the conversion price and the closing price of the underlying stock on the maturity date is 70% of the initial price, you will lose 12.50% of your principal amount at maturity, which is greater than the 10% additional decline from the conversion price. If you receive shares of the underlying stock at maturity, the value of the shares you receive are expected to be less than the principal amount of the Notes or may have no value at all.

♦

Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Note’s underlying stock reflects a higher expectation as of the trade date that the price of the underlying stock could close below its conversion price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying stock’s volatility can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the final price or secondary market sale price is above the conversion price.

♦

Your return potential on the Notes is expected to be limited to the coupons paid on the Notes and you will not have the same rights as a holder of the underlying stock — If the Notes are not called and the closing price of the underlying stock on the final valuation date is greater than or equal to the conversion price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying stock even though you risked being subject to the decline in the price of the underlying stock. If the closing price of the underlying stock on the final valuation date is less than the conversion price, UBS will deliver to you shares of the underlying stock at maturity which are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your return potential on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying stock. If the Notes are called on any quarterly observation date, the return on the Notes will be limited to the principal amount plus the total of any coupons paid on the Notes up to and including the applicable call settlement date. The underlying stock may appreciate substantially during the term of your Notes and you will not participate in such appreciation. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock over the term of your Notes.

♦

Reinvestment risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Notes may be called as early as 3 months after issuance, you should be prepared in the event the Notes are called early.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦

Single stock risk — The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying stock issuer and the underlying stock for your Notes. For additional information regarding each underlying stock issuer, please see “Information about the Underlying Stocks” and “The Manitowoc Company, Inc.,” “SunEdison, Inc.” and “Western Refining, Inc.” in this pricing supplement and the respective underlying stock issuer’s SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the underlying stock issuer with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and expected dividends on the underlying stock, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Single stock risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying stock; the volatility of the underlying stock; the dividend rate paid on the underlying stock; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.

•

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. There can be no assurance that the underlying stock price will not rise by more than the coupons paid or, if not called, that the Notes or will not close below the conversion price on the final valuation date. The price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying stock. You should be willing to accept the risks of owning equities in general and the underlying stock in particular, and the risk, if your Notes are not automatically called, of losing some or all of your initial investment.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — The calculation agent will adjust the amount payable at maturity by adjusting the conversion price and the share delivery amount for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other actions involving the underlying stock. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying stock. If an event occurs that does not require the calculation agent to adjust the conversion price and the share delivery amount, the market value of your Notes and the payment at maturity may be materially and adversely affected. Following certain corporate events relating to the issuer of the underlying stock where the issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the underlying stock issuer in combination with any cash or any other assets distributed to holders of the underlying stock in such corporate event. If the issuer of the underlying stock becomes subject to (i) a reorganization event whereby the underlying stock is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-34 of the Airbag Autocallable Yield Optimization Notes product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay an amount in cash equal to your principal amount unless the final price of the underlying stock is below the conversion price (as such conversion price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

♦

Potential UBS impact on the market price of the underlying stock — Trading or transactions by UBS or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock may adversely affect the market price of the underlying stock and, therefore, the market value of your Notes.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the underlying stock’s closing price is greater than its initial price on each observation date as well as whether the final price is below the conversion price and accordingly, whether there is an automatic call, and if not, the payment at maturity on your Notes. The calculation agent may postpone the determination of the closing prices and the final price and the maturity date if a market disruption event occurs and is continuing on the observation dates or final valuation date. As UBS determines the economic terms of the Notes, including the coupon rate and conversion price, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount indicated on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC’s and its affiliates’ temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section below entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity or upon an automatic call on a hypothetical offering of the Notes assuming the following*:

Term:	Approximately 12 months (callable quarterly)
Principal amount:	$1,000 per Note
Coupon rate**:	6.00% per annum (or $5.00 per monthly period)
Total coupon payable**:	6.00% (or $60.00 per Note)
Initial price of the underlying stock:	$30.00 per share
Conversion price:	$24.00 (80% of the initial price)
Share delivery amount***:	41.6667 shares per Note (principal amount per Note/conversion price)
Dividend yield on the underlying stock****:	1.00%

*	The actual coupon rate and terms for each Note are specified on the cover of this pricing supplement. Amounts here have been rounded for ease of analysis.

**	Coupon payment will be paid in arrears in 12 equal installments during the term of the Notes on an unadjusted basis, unless earlier called. The total amount paid will be based on the duration of the Notes. The actual coupon rate for your Notes may be greater than the amount listed above.

***	If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final price of the underlying stock.

****	Hypothetical dividend yield holders of the underlying stock might receive over the term of the Notes. The assumed dividend yield represents a hypothetical dividend return. The actual dividend yield for any underlying stock may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying stock.

Example 1 — Notes are called on the First Observation Date

Closing Price at First Observation Date:	$35.00 (at or above Initial Price, Notes are called)
Payment at Call Date:	$1,005.00
Coupons Previously Paid:	$ 10.00

Total:	$1,015.00
Total Return on the Notes:	1.50%

Since the Notes are called on the first observation date, UBS will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $10.00 received on previous coupon payment dates, UBS will have paid you a total of $1,015.00 per Note for a 1.50% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are called on the final Observation Date

Closing Price at First Observation Date:	$26.00 (below Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$28.00 (below Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$27.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$32.00 (above Initial Price, Notes are called)

Payment at Call Date:	$1,005.00
Coupons Previously Paid:	$ 55.00

Total:	$1,060.00
Total Return on the Notes:	6.00%

Since the Notes are called on the final observation date (which is the final valuation date), UBS will pay on the maturity date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $55.00 received on previous coupon payment dates, UBS will have paid you a total of $1,060.00 per Note for a 6.00% total return on the Notes.

Example 3 — Notes are NOT called and the Final Price is NOT below the Conversion Price of $24.00.

Closing Price at First Observation Date:	$27.00 (below Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$29.00 (below Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$26.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$25.00 (below Initial Price, Notes NOT called, above Conversion Price)

Payment at Maturity:	$1,005.00
Coupons Previously Paid:	$ 55.00

Total:	$1,060.00
Total Return on the Notes:	6.00%

Since the Notes are not called on any observation date and final price of the underlying stock is not below the conversion price of $24.00, your principal is repaid and UBS will pay at maturity a cash payment equal to the principal amount of the Notes plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $55.00 received on previous coupon payment dates, UBS will have paid you a total of $1,060.00 per Note for a 6.00% total return on the Notes.

Example 4 — Notes are NOT called and the Final Price is below the Conversion Price of $24.00.

Closing Price at First Observation Date:	$25.00 (below Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$26.00 (below Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$20.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date and Maturity Date:	$9.60 (below Initial Price, Notes NOT called, below Conversion Price)

Payment at Maturity (consisting of the share delivery amount):	$400.00
Coupon Paid at Maturity	$ 5.00
Coupons Previously Paid:	$ 55.00

Total:	$ 460.00
Total Return on the Notes:	-54.00%

Since the Notes are not called on any observation date and the final price of the underlying stock is below the conversion price of $24.00, UBS will deliver at maturity the share delivery amount with fractional shares included in the share delivery amount paid in cash at the final price. The value received at maturity and the total return on the Notes at that time depends on (i) the price of the underlying stock on the maturity date and (ii) the final price for any fractional shares of the share delivery amount. UBS will also pay the coupon for the corresponding coupon payment. When added to the coupon payments of $55.00 previously received, the value of the share delivery amount and coupons received from UBS would be worth a total of $460.00 per Note for a loss on the Notes of 54.00%.

Hypothetical Return at Maturity(1)

Underlying Stock		The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Conversion Price(2)			The Hypothetical Final Price is Less Than the Hypothetical Conversion Price(3)
Hypothetical Final Price(4)	Equity Price Return(5)	Total Return on the Underlying Stock at Maturity(6)	Total Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)	Total Payment at Maturity + Coupon Payments(9)	Total Return on the Notes at Maturity(8)
$45.00	50.00%	51.00%	$1,060.00	6.00%	n/a	n/a
$43.50	45.00%	46.00%	$1,060.00	6.00%	n/a	n/a
$42.00	40.00%	41.00%	$1,060.00	6.00%	n/a	n/a
$40.50	35.00%	36.00%	$1,060.00	6.00%	n/a	n/a
$39.00	30.00%	31.00%	$1,060.00	6.00%	n/a	n/a
$37.50	25.00%	26.00%	$1,060.00	6.00%	n/a	n/a
$36.00	20.00%	21.00%	$1,060.00	6.00%	n/a	n/a
$34.50	15.00%	16.00%	$1,060.00	6.00%	n/a	n/a
$33.00	10.00%	11.00%	$1,060.00	6.00%	n/a	n/a
$31.50	5.00%	6.00%	$1,060.00	6.00%	n/a	n/a
$30.00	0.00%	1.00%	$1,060.00	6.00%	n/a	n/a
$28.50	-5.00%	-4.00%	$1,060.00	6.00%	n/a	n/a
$27.00	-10.00%	-9.00%	$1,060.00	6.00%	n/a	n/a
$25.50	-15.00%	-14.00%	$1,060.00	6.00%	n/a	n/a
$24.00	-20.00%	-19.00%	$1,060.00	6.00%	n/a	n/a
$22.50	-25.00%	-24.00%	n/a	n/a	$997.50	-0.250%
$21.00	-30.00%	-29.00%	n/a	n/a	$935.00	-6.500%
$19.50	-35.00%	-34.00%	n/a	n/a	$872.50	-12.750%
$18.00	-40.00%	-39.00%	n/a	n/a	$810.00	-19.000%
$16.50	-45.00%	-44.00%	n/a	n/a	$747.50	-25.250%
$15.00	-50.00%	-49.00%	n/a	n/a	$685.00	-31.500%
$13.50	-55.00%	-54.00%	n/a	n/a	$622.50	-37.750%

(1)	This table assumes that the Notes are not called at any time during the term of the Notes prior to the final valuation date pursuant to the call feature.

(2)	A conversion event does not occur if the hypothetical final price of the underlying stock is not below the hypothetical conversion price.

(3)	A conversion event occurs if the hypothetical final price of the underlying stock is less than the hypothetical conversion price.

(4)

If the hypothetical final price of the underlying stock is not below the hypothetical conversion price, this number represents the final price. If the hypothetical final price of the underlying stock is below the hypothetical conversion price, this number represents the final price as of the final valuation date and the closing price as of the maturity date.

(5)	The hypothetical equity price return range is provided for illustrative purposes only. The actual equity price return may be below -55% and you therefore may lose up to 100% of your principal amount.

(6)	The total return on the underlying stock at maturity includes a hypothetical 1.00% cash dividend payment.

(7)	Payment consists of the principal amount plus hypothetical coupon payments of 6.00% per annum.

(8)	The Total Return on the Notes at maturity includes hypothetical coupon payments of 6.00% per annum.

(9)

Payment consists of the share delivery amount plus hypothetical coupon payments of 6.00% per annum. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final price of the underlying stock.

Information about the Underlying Stocks

All disclosures contained in this pricing supplement regarding each underlying stock are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock. You should make your own investigation into each underlying stock.

Included on the following pages is a brief description of the issuer of the underlying stock. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying stock. The information given below is for the four calendar quarters in each of 2010, 2011, 2012, 2013 and the first calendar quarter of 2014. Partial data is provided for the second calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stock as an indication of future performance.

Each of the underlying stocks will be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying stock with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

The Manitowoc Company, Inc.

According to publicly available information, The Manitowoc Company, Inc. (“Manitowoc”) is a multi-industry, capital goods manufacturing company that operates in two principal markets: Cranes and Related Products and Foodservice Equipment. The Crane and Related Products market provides engineered lifting equipment for the construction industries, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. The Foodservice Equipment market manufactures commercial foodservice equipment and serves the ice, beverage, refrigeration, food-preparation, and cooking needs of restaurants, convenience stores, hotels, healthcare, and institutional applications. Information filed by Manitowoc with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11978, or its CIK Code: 0000061986. Manitowoc’s website is http://www.manitowoc.com/. Manitowoc’s common stock is listed on the New York Stock Exchange under the ticker symbol “MTW.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for Manitowoc’s common stock, based on daily closing prices on the primary exchange for Manitowoc, as reported by Bloomberg. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Manitowoc’s closing price on May 28, 2014 was $27.39. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$13.70	$10.43	$13.00
4/1/2010	6/30/2010	$15.96	$9.14	$9.14
7/1/2010	9/30/2010	$12.11	$8.61	$12.11
10/1/2010	12/31/2010	$13.36	$10.67	$13.11
1/3/2011	3/31/2011	$21.94	$12.93	$21.88
4/1/2011	6/30/2011	$22.88	$15.10	$16.84
7/1/2011	9/30/2011	$18.08	$6.71	$6.71
10/3/2011	12/30/2011	$12.44	$6.01	$9.19
1/3/2012	3/30/2012	$16.71	$9.75	$13.86
4/2/2012	6/29/2012	$14.72	$9.72	$11.70
7/2/2012	9/28/2012	$14.83	$10.11	$13.34
10/1/2012	12/31/2012	$15.82	$13.17	$15.68
1/2/2013	3/29/2013	$21.25	$16.13	$20.56
4/1/2013	6/28/2013	$21.01	$16.87	$17.91
7/1/2013	9/30/2013	$21.59	$18.26	$19.58
10/1/2013	12/31/2013	$23.43	$18.39	$23.32
1/2/2014	3/31/2014	$32.57	$22.79	$31.45
4/1/2014*	5/28/2014*	$32.28	$27.06	$27.39

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through May 28, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of Manitowoc’s common stock from January 3, 2000 through May 28, 2014, based on information from Bloomberg. The dotted line represents the conversion price of $23.28, which is equal to 85.00% of the closing price on May 28, 2014. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

SunEdison, Inc.

According to publicly available information, SunEdison, Inc. (“SunEdison”) engages in the development and sale of photovoltaic energy solutions as well as the development, manufacture, and sale of silicon wafers to the semiconductor industry. SunEdison operates in two segments: Semiconductor Materials and Solar Energy. The Semiconductor Materials segment includes the development, production and marketing of semiconductor wafers as the base material for the production of semiconductor devices, including microprocessor, memory, logic and power devices. The Solar Energy segment provides solar energy services that integrate the design, installation, financing, monitoring, operations and maintenance portions of the downstream solar market for SunEdison’s customers. The Solar Energy segment also manufactures polysilicon, silicon wafers and solar modules to support the company’s downstream solar business, as well as for sale to external customers. Information filed by SunEdison with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13828, or its CIK Code: 0000945436. SunEdison’s website is http://www.sunedison.com. SunEdison’s common stock is listed on the New York Stock Exchange under the ticker symbol “SUNE.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for SunEdison’s common stock, based on daily closing prices on the primary exchange for SunEdison, as reported by Bloomberg. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. SunEdison’s closing price on May 28, 2014 was $19.47. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$15.51	$11.60	$15.33
4/1/2010	6/30/2010	$16.82	$9.88	$9.88
7/1/2010	9/30/2010	$12.03	$9.41	$11.92
10/1/2010	12/31/2010	$13.59	$10.93	$11.26
1/3/2011	3/31/2011	$14.84	$11.00	$12.96
4/1/2011	6/30/2011	$12.75	$8.04	$8.53
7/1/2011	9/30/2011	$8.58	$4.98	$5.24
10/3/2011	12/30/2011	$6.73	$3.67	$3.94
1/3/2012	3/30/2012	$5.78	$3.61	$3.61
4/2/2012	6/29/2012	$3.74	$1.54	$2.17
7/2/2012	9/28/2012	$3.27	$1.70	$2.75
10/1/2012	12/31/2012	$3.38	$2.18	$3.21
1/2/2013	3/29/2013	$5.66	$3.44	$4.40
4/1/2013	6/28/2013	$8.72	$4.08	$8.17
7/1/2013	9/30/2013	$10.22	$6.46	$7.97
10/1/2013	12/31/2013	$13.49	$8.35	$13.05
1/2/2014	3/31/2014	$21.48	$13.37	$18.84
4/1/2014*	5/28/2014*	$20.33	$16.74	$19.47

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through May 28, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of SunEdison’s common stock from January 3, 2000 through May 28, 2014, based on information from Bloomberg. The dotted line represents the conversion price of $12.66, which is equal to 65.00% of the closing price on May 28, 2014. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Western Refining, Inc.

According to publicly available information, Western Refining, Inc. (“Western Refining”) is an independent crude oil refiner and marketer of refined products that operates primarily in West Texas, Arizona, New Mexico, Utah, Colorado and the Mid-Atlantic region. Western Refining operates in three business segments: the refining group, the wholesale group and the retail group. All of Western Refining’s refining sales were domestic sales in the United States, except for sales of gasoline and diesel fuel for export into Juarez and other cities in Northern Mexico. Western Refining’s refining segment also purchases additional refined products from third parties to supplement supply to its customers. Western Refining’s wholesale group includes several lubricant and bulk petroleum distribution plants, unmanned fleet fueling operations and a fleet of crude oil and refined product trucks and lubricant delivery trucks. The wholesale segment’s principal customers are retail fuel distributors and the mining, construction, utility, manufacturing, transportation, aviation and agricultural industries. Western Refining’s retail group operates retail stores that sell various grades of gasoline, diesel fuel, general merchandise and beverage and food products to the general public. Information filed by Western Refining with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32721, or its CIK Code: 0001339048. Western Refining’s website is http://www.wnr.com. Western Refining’s common stock is listed on the New York Stock Exchange under the ticker symbol “WNR.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for Western Refining’s common stock, based on daily closing prices on the primary exchange for Western Refining, as reported by Bloomberg. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Western Refining’s closing price on May 28, 2014 was $41.30. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$5.73	$4.17	$5.50
4/1/2010	6/30/2010	$5.82	$4.45	$5.03
7/1/2010	9/30/2010	$5.40	$4.11	$5.24
10/1/2010	12/31/2010	$10.62	$5.16	$10.58
1/3/2011	3/31/2011	$18.03	$10.23	$16.95
4/1/2011	6/30/2011	$19.08	$14.82	$18.07
7/1/2011	9/30/2011	$21.44	$12.46	$12.46
10/3/2011	12/30/2011	$18.13	$11.20	$13.29
1/3/2012	3/30/2012	$20.07	$13.98	$18.82
4/2/2012	6/29/2012	$22.27	$17.51	$22.27
7/2/2012	9/28/2012	$27.97	$22.11	$26.18
10/1/2012	12/31/2012	$31.04	$23.96	$28.19
1/2/2013	3/29/2013	$38.82	$26.94	$35.41
4/1/2013	6/28/2013	$34.99	$26.89	$28.07
7/1/2013	9/30/2013	$31.45	$26.51	$30.04
10/1/2013	12/31/2013	$42.41	$29.73	$42.41
1/2/2014	3/31/2014	$42.51	$36.16	$38.60
4/1/2014*	5/28/2014*	$43.53	$36.66	$41.30

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through May 28, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of Western Refining’s common stock from January 19, 2006 through May 28, 2014, based on information from Bloomberg. The dotted line represents the conversion price of $33.87, which is equal to 82.00% of the closing price on May 28, 2014. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument and a put option contract in respect of the underlying stock. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — We intend to treat the debt component as having a term of one year or less, so that amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest into income upon receipt of such interest. If, however, the debt component were treated as having a term of greater than one year, amounts treated as interest on the debt component would be includable in income by you in accordance with your regular method of accounting for interest for U.S. federal income tax purposes

Put option component — The put option component would generally not be taxed until sale or maturity of the Notes. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying stock if you receive the underlying stock.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Stock	Coupon Rate	Interest on Debt Component	Put Option Component
Common stock of The Manitowoc Company, Inc.	8.30% per annum	0.45% per annum	7.85% per annum
Common stock of SunEdison,Inc.	10.70% per annum	0.45% per annum	10.25% per annum
Common stock of Western Refining, Inc.	7.50% per annum	0.45% per annum	7.05% per annum

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying stock that you may receive in connection with your investment in the Notes. If you receive the underlying stock, certain adverse U.S. federal income (and other) tax consequences might apply to you. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the underlying stock and consult your tax advisor regarding possible tax consequences to you of acquiring, holding or otherwise disposing of the underlying stock.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. The risk that the Notes may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (possibly before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement unless and until such time as some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. If you are not a United States holder, subject to Section 871(m) and “FATCA” (discussed below) you should generally not be subject to United States withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8). Gain from the sale or exchange of a Note or cash settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

If the Notes are physically settled by delivery to you of the underlying stock, you may suffer adverse U.S. federal income tax consequences if you hold such underlying stock. In respect of the underlying stock, you may be subject to U.S. withholding tax on U.S. source dividends received in respect of such stock that you hold. Other adverse tax consequences are possible. You should carefully review the potential tax consequences to “non-U.S. holders” that are set forth in the prospectus for the underlying stock.

In addition, we will not attempt to ascertain whether the issuer of the underlying stock would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” as defined in Section 897 of the Code. If the issuer of the underlying stock or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. Holder in respect the underlying stock or a Note upon a sale, exchange, redemption or other taxable disposition of the underlying stock or Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuer of the underlying stock and consult your tax advisor regarding the possible consequences to you if any issuer is, or becomes a USRPHC.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under recently proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments that reference U.S. stocks (including shares of certain of the underlying stock) including possibly the Notes, may be treated as dividend equivalents that are subject to U.S. withholding tax. Under these proposed regulations, withholding may be required even in the absence of any actual dividend-related payment or adjustment made pursuant to the terms of the instrument. However, if finalized in their current form, the proposed regulations would not impose a withholding tax on dividend equivalent payments that are made on such equity-linked instruments prior to January 1, 2016. Nevertheless, if we (or the applicable paying agent) are required to withhold, we (or the applicable paying agent) would be entitled to do so without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e, certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to recently issued temporary and proposed Treasury regulations, FATCA withholding on “withholdable payments” begins on July 1, 2014, and withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on as annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of Notes are urged to consult their own tax advisors concerning the application of U.S. Federal Income Tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes (or any underlying stock received at maturity) arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of the underlying stock issuer).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Agents intend to resell the offered Notes at the original issue price to the public. The Agents may resell the Notes to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’S or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks —Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this pricing supplement.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦

Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances, but who can tolerate downside market risk prior to maturity.

♦

Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦

Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

Annex

The following supplements the discussion under “What are the Tax Consequences of the Notes?” in this pricing supplement and “Supplemental U.S. Tax Considerations” on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement and is subject to the limitations and exceptions expressed therein. It sets forth formulas for United States holders who are initial purchasers of the Notes to use to determine the amount of capital gain and loss and ordinary income to recognize either upon maturity or a sale of the Notes. The formulas below assume that the Notes are properly treated as an investment unit consisting of a debt component and a put option component, as described in “What are the Tax Consequences of the Notes?” and “Supplemental U.S. Tax Considerations.”

The tax consequences described below are not binding on the IRS or a court and are the result of only one of several possible reasonable treatments of the Notes for U.S. federal income tax purposes. Although there are other possible treatments, we and, by purchasing the Notes, you agree to treat the Notes for all U.S. federal income tax purposes according to the treatment described in this pricing supplement. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. We do not provide tax advice. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments).

Defined Terms as Used in this Annex:

“Accrued Coupon at Sale” is equal to the amount labeled “Accrued Interest” on your confirmation of sale, divided by Quantity Sold.

“Aggregate Option Premium Received” is the total amount of all payments of Option Premium received by you on a Note during the period you held the Note.

“Aggregate Coupons Received” is the total amount of all coupons received by you on a Note. It does not include Accrued Coupon at Sale.

“Coupon Rate” is provided with respect to each offering on page 1 of this pricing supplement.

“Interest on Debt Component Per Annum” is provided on page 16 of this pricing supplement.

“Debt Sale Amount” is equal to Bond Value x Principal Amount. “Bond Value” will be provided on your confirmation of sale, and is the value of the Debt Component expressed as a percentage of the Principal Amount of your Notes. The “Bond Value” may exceed 100%.

“Option Premium” is equal to the amount of a coupon with respect to a Note multiplied by (Put Option Component per Annum/Coupon per Annum).

“Option Sale Amount” is equal to Sale Price — Debt Sale Amount. The “Sale Price” will be labeled “Price” on your confirmation of sale. The Option Sale Amount may be positive or negative.

“Principal Amount” is $1000.

“Put Option Component per Annum” is provided with respect to each offering on page 16 of this pricing supplement.

“Quantity at Maturity” is the number of Notes with respect to this offering held by you at maturity.

“Quantity Sold” will be labeled “Quantity” on your confirmation of sale.

At Maturity

If the Notes are held to maturity, you will have either:

1)	Short-term capital gain. If you receive the principal amount of the Notes (plus the final coupon payment) in cash, then you will recognize short-term capital gain on the option portion of the Notes, equal to:

♦	Aggregate Option Premium Received x Quantity at Maturity; or

2)	No tax event. If you receive shares of the applicable underlying stock, the receipt of those shares will not be a taxable event, except to the extent of cash received in lieu of fractional shares. Your aggregate basis in the shares received (including any fractional share deemed received and sold) will be equal to:

♦

(Principal Amount per Note — Aggregate Option Premium Received) x Quantity at Maturity. Your holding period in the shares will begin on the day after receipt. If you receive cash in lieu of a fractional share of the applicable underlying stock, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive for such fractional share and your basis (as determined above) in such fractional share.

Sale, Exchange or Retirement of the Notes Prior to Maturity

Upon a sale, exchange or retirement of the Notes prior to maturity, you will recognize:

1)	Ordinary income. You will recognize ordinary income in respect of any accrued but unpaid interest on the debt portion of the Notes, equal to:

♦	Accrued Coupon at Sale x (Interest on Debt Component per Annum/Coupon Rate per Annum) x Quantity Sold.

2)	Capital gain or loss. You will recognize short-term capital gain or loss in respect of the debt portion of the Notes equal to:

♦	(Debt Sale Amount – Principal Amount) x Quantity Sold;

and in respect of the option portion of the Notes, equal to:

♦	(Option Sale Amount + (Accrued Coupon at Sale x (Put Option Component per Annum/Coupon Rate per Annum))) x Quantity Sold; plus

♦	Aggregate Coupons Received x (Put Option Component per Annum/Coupon per Annum) x Quantity Sold.